Exhibit 10.41

Non-binding translation for your convenience only

Agreement

relating to a Credit Facility

Between

UTi Deutschland GmbH

Rather Straße 78 - 80

40476 Düsseldorf

- hereinafter referred to as the “Borrower” -

and

Commerzbank Aktiengesellschaft

Kaiserstraße 16

60311 Frankfurt am Main

- hereinafter referred to as the “Bank” -

the following Agreement relating to a Credit Facility (“Facility Agreement”) is concluded in continuation of the credit relationship established by the facility agreement dated 14 September 2011.

1.	Amount and term of the Credit Facility

1.1	The Bank makes available to the Borrower a Credit Facility

in the amount of EUR 38,000,000.00

(in words: thirty-eight million euros).

for a term ending on 31 January 2014.

2.	Utilization and assumption of existing loans

2.1	The Credit Facility may be utilized by the Borrower by way of the following options:

•	as an overdraft facility with the reference rate EONIA in euros This form of utilization on account no. 2119675.03 is limited to EUR 37,250,000.00

•	for guarantees in euros

•	bonds

•	guarantees

This form of utilization is limited to an amount of EUR 750,000.00.

2.2	Under the facility agreement dd. 14 September 2011 plus Amendments, the Borrower has utilized overdraft facilities and guarantees (“Existing Utilizations”). From the effective date hereof, the Existing Utilizations shall be deemed to be drawn hereunder and shall be applied against this Credit Facility. The provisions of this Facility Agreement shall be fully applicable to all Existing Utilizations. The agreements concerning the term and the interest rate of money market loans and concerning commissions for Existing Utilizations in the form of guarantees and documentary credits shall be exempted therefrom and shall continue to apply as agreed under the facility agreement dd. 14 September 2011.

3.	Interest and fees/regulations of utilization

3.1	Overdraft facility with the reference rate EONIA (only for EUR current accounts)

Currently and until further notice, interest shall be charged on drawings on current account (overdraft facility) at the EONIA rate plus a margin of 1.7 % p. a.

3.2	Guarantees

3.2.1	Under the Facility Agreement, guarantees may be issued.

3.2.2	The Bank reserves the right to refuse the issue of a guarantee in a specific case on account of the risks which may arise from the wording thereof and/or the person of the beneficiary and/or the underlying transaction.

3.2.3	The other conditions shall be agreed separately upon issuance of the guarantee request. If such an agreement cannot be realized, the Bank shall not be obliged to issue a guarantee.

3.2.4	In addition the Bank’s “Conditions for Guarantee Business” shall apply. The currently applicable Conditions are enclosed herewith.

3.3	Commitment commission / remuneration

From the date of effectiveness of the Agreement, the Borrower agrees that the Bank shall charge the Borrower commitment commission at the rate of 0.1 % p. a. on the non-utilized amount of the Credit Facility. The commitment commission is due monthly in arrears on the last day of each calendar month and is payable by the Borrower.

The Borrower and the Bank agree that a non-recurring front-up fee shall be charged in the amount of 0.4% (= EUR 152,000.00) of the Facility amount which shall be due when the Facility Agreement takes effect and is payable by the Borrower.

4.	Security/Shareholder Obligations

4.1	The Bank shall receive the following collateral from third parties:

-	Guarantee for EUR 38,000,000.00 from UTi Worldwide Inc. British Virgin Islands

-	Guarantee for EUR 38,000,000.00 from UTi Networks Limited, Guernsey

-	Guarantee for EUR 38,000,000.00 from UTi Global Services B.V., Netherlands

-	Guarantee for EUR 38,000,000.00 from UTi Canada Contract Logistics Inc., Canada

-	Guarantee for EUR 38,000,000.00 from UTi (Aust) Pty Limited, Australia

-	Guarantee for EUR 38,000,000.00 from UTi International Inc., British Virgin Islands each with a minimum term until 28 February 2014.

4.2	The Bank shall receive the following shareholder obligation:

-	Net Worth Maintenance Agreement

4.3	Details on the provisions of security were/will be specified on conclusion of the applicable Security Agreement.

5.	Covenants

A major condition for the Bank’s willingness to grant the loan under the present Agreement is, among others, that during the term of this Facility Agreement, the following financial ratios (Financial Covenants) are maintained and evidence for this is provided to the Bank by means of reliable records.

5.1	Financial Covenants

-	Ratio of Consolidated Total Debt/ Consolidated EBITDA

The ratio of Consolidated Total Debt/ Consolidated EBITDA must show a value of • 3.25 x during the period of computation.

-	Minimum Debt Service Ratio

The Debt Service Ratio must not be less than a value of 2.5 x.

The calculation of the above ratios is based on the pattern agreed for UTi Worldwide Inc. in its Note Purchase Agreement dated 25 January 2013. A copy of this agreement is enclosed as Attachment 1. Terms defined therein shall be applied here mutatis mutandis.

The Attachments stated above for the calculation of ratios form an integral part of the Facility Agreement.

The basis of calculation shall be the quarterly accounts of UTi Worldwide Inc. as well as the group accounts of UTi Worldwide Inc. prepared in accordance with the US GAAP for the respective business year and audited by a certified public accountant, subject to consistently applied accounting and valuation methods when compared with the previous years.

The Borrower shall confirm adherence to the ratios mentioned hereinabove to the Bank in writing on a quarterly basis, within 45 days from the quarterly accounts at the latest.

In the event that the covenants stated above are not complied with by the Borrower and/or the ratios agreed upon above are not met or compliance with such ratios is not confirmed or not confirmed in due time by presenting the required documents, the Bank will set a time limit to the Borrower for such a breach to be remedied, provided that such a remedy appears possible according to the principles of a prudent businessman within a period of 30 days. If no time limit for remedy has been set as remedy is impossible, or if the time limit so set has expired without result, the Bank shall be entitled in a first step to demand from the Borrower the provision or increase of security acceptable in banking operations to secure the Bank’s rights under this Facility Agreement. Further rights to which the Bank is entitled under this Agreement, other agreements, its General and Special Business Conditions, or the legal provisions, shall not be affected hereby.

5.2	Other covenants

For the term of this Facility Agreement, the Borrower further undertakes,

-	to refrain from granting any security interest to third parties (e.g. real estate liens, ownership by way of security of claims, rights or property) concerning its current or future business assets (current and fixed assets) in whole or in part, and from entering into any undertaking regarding the granting of such security interest. Security interest on real property already encumbered with a lien on real estate in favor of the Bank is excluded from the aforesaid, just as (extended) security interest owing to title retention customary in the trade, and liens and security interest based on law or the banks’ general business conditions. The Bank shall release the Borrower from such undertaking at the latter’s request if the Bank receives adequate security acceptable to the Bank for its claims under the Facility Agreement, provided the realizable value of such security fully covers the aggregate amount of the claims to be secured.

6.	Disclosure of financial situation / reporting/ release from the Bank’s duty of secrecy

6.1	The Borrower shall keep the Bank informed of its financial situation and that of its associated companies, if any, on a timely basis and submit to the Bank the following documents within the below-mentioned periods, in each case without special request:

•	immediately on completion, but in any event within six months after the end of the respective financial year

-	annual financial statements and management reports

-	consolidated financial statements including consolidated management reports / consolidated audit reports each signed in a legally binding manner and in audited form.

•	the relevant report of its auditors

•	quarterly interim accounts according to the accounting principles of the German Commercial Code “HGB” (first as per 30 April 2013)

•	quarterly reports of the Group (first as per 30 April 2013)

•

at the Bank’s request, documents additionally required pursuant to § 18 KWG [German Banking Act] and other regulatory provisions, as well as further documents containing information on its economic situation.

7.	Conditions precedent

7.1	Utilizations will be applied against the existing Credit Facility and may be made by the Borrower as soon as the Facility Agreement has come into full force and effect according to No. 8 and no reasons for termination exist.

8.	Effectiveness of agreement / cancellation of existing agreements

8.1	The Facility Agreement shall come into full force and effect, as soon as the following conditions have been met:

-	receipt by the Bank of the original of the Agreement countersigned in a legally binding manner and

-	provision of the agreed security

8.2	The facility agreement dd. 14 Sept 2011 for EUR 17,000,000.00, together with any Amendments, shall be terminated when the Agreement hereunder takes effect. Any utilizations still outstanding under the said facility agreement shall be transferred to this Facility Agreement pursuant to No. 2 above (Utilization and assumption of existing loans).

9.	Severability

Should any provision of this Agreement be impracticable or invalid in whole or in part, the other provisions of this Agreement shall remain in force.

10.	Obligation of the Bank to maintain its loan offer

The Bank will consider itself bound to the offer made in this Agreement until 13 February 2013.

11.	Application of the Bank’s Special Loan Conditions, General Business Conditions and Conditions for Guarantee Business

An integral part of this Agreement and the separate agreements and individual transactions made thereunder shall be the enclosed “Special Loan Conditions”. In addition, the Bank’s General Business Conditions and Conditions for Guarantee Business shall apply which are also enclosed herewith.

Düsseldorf, 25 January 2013
Commerzbank Aktiengesellschaft
/s/ authorized signature
(Place, date)	(Name/stamp and signature(s) of the Bank)

UTi Deutschland GmbH
/s/ authorized signature
(Place, date)	(Name/stamp and signature(s) of the Borrower)

Special Loan Conditions concerning the Agreement relating to a Credit Facility between COMMERZBANK Aktiengesellschaft and Uti Deutschland GmbH dd. 25 January 2013

1.	Utilization of the Credit Facility

1.1	Amount of utilizations

The amount of the individual utilizations shall not exceed in total the amount of the granted Credit Facility.

1.2	Term of utilizations

Unless otherwise agreed in the Facility Agreement, the term of utilizations by guarantees must not exceed the term of the Credit Facility.

2.	Interest and fees

2.1	Overdraft facility / due date of interest

The interest shall be due for payment monthly in arrears on the last day of each calendar month.

The Bank shall provide the Borrower with a monthly statement of interest together with the balancing statement for the current account.

2.2	Overdraft facility with the EONIA reference rate

EONIA is the interest rate for unsecured lending transactions in the euro in the interbank market which appears on Reuters page “EONIA” (or an equivalent successor to such page) at or about 7 p.m. on each TARGET day with a term until the following TARGET day. TARGET day is a day on which the Trans-European Automated Real-Time Gross-Selling Express Transfer System is open for business.

2.3	Assumption of guarantees

Unless otherwise agreed in the Facility Agreement, guarantee commission for each guarantee shall be due for payment annually in advance on the last day of the previous calendar year. On assumption of the guarantee, the Bank shall charge the fee for the residual current calendar year to the Borrower.

2.4	Calculation of interest and pro rata fees

Unless otherwise agreed, interest and fees charged pro rata temporis shall be determined by the method of interest calculation “act/360”, i.e. the actual number of calendar days elapsed during the calculation period, divided by 360 interest days per year, shall be applied.

2.5	Debit authorization

The Bank may debit the interest and fees payable pursuant to the Facility Agreement and these Special Loan Conditions to a current account that the Borrower maintains with the Bank.

3.	Repayment / release from obligations

3.1	During the term of the Credit Facility, utilizations on current account may be repaid at any time. At the end of the term of the Credit Facility, all outstanding utilizations shall be repaid in one sum.

3.2	Other utilizations may only be repaid at the end of the respective term or in accordance with any special conditions which may be applicable to them.

3.3	If the Bank has issued guarantees by order of the Borrower, the Borrower shall release the Bank at the end of the Credit Facility’s term from its obligations under all guarantees still outstanding. If the Borrower fails to comply with its obligation to release the Bank within a reasonable period set by the Bank, the Borrower shall be obliged to pay to the Bank an amount of money equaling the amount and currency of the exposure from guarantees as security for the Bank’s claim to compensation for expenditure.

4.	Termination for Cause without Notice (Kündigung aus wichtigem Grund)

In addition to the rights of termination to which the Bank is entitled under its General Business Conditions and the statutory regulations, the Bank may terminate the Facility Agreement and any individual transactions concluded thereunder for cause without notice if the Borrower fails to comply with its contractual obligations concerning compliance with covenants (if covenants have been agreed) or submission of documents on its financial situation or that of guarantors or co-debtors (if any).

5.	Statute of Limitation

With the exception of claims for damages, the Bank’s claims under this Facility Agreement shall become statute-barred after five years only. The five-year term shall start at the end of the year in which the claim became due.